UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

DIVERSIFIED HEALTHCARE TRUST
(Name of Registrant as Specified In Its Charter)

FLAT FOOTED, LLC MARC ANDERSEN
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Flat Footed LLC, a Delaware limited liability company (“Flat Footed”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with its opposition to proposals to be presented at the special meeting of shareholders of Diversified Healthcare Trust, a Maryland corporation (the “Company”).

On June 8, 2023, Flat Footed issued the following press release:

Flat Footed LLC Files Preliminary Proxy Statement Opposing Diversified Healthcare Trust’s Proposed Merger with Office Properties Income Trust

Announces Intent to Solicit Proxies AGAINST the Proposed Merger with OPI, Which Dramatically Undervalues DHC and Enriches the Conflicted External Manager, RMR Group, at DHC Shareholders’ Expense

Believes There are Vastly Superior Alternatives to Address the Company’s Near-Term Debt Maturities and Ultimately Maximize Value for DHC Stakeholders

WILSON, Wyo.--(BUSINESS WIRE)--Flat Footed LLC (together with its affiliates, “FFL” or “we”) is a top shareholder of Diversified Healthcare Trust (Nasdaq: DHC) (“DHC” or the “Company”) and the owner of approximately 9.4% of the outstanding common shares of the Company. Today, FFL announced that it has filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) in connection with its opposition to proposals to be presented at the special meeting of shareholders of DHC (the “Special Meeting”) relating to the Company’s proposed merger with Office Properties Income Trust (Nasdaq: OPI) (“OPI”). The preliminary proxy statement is available on the SEC’s website here.

DHC’s Board of Trustees (the “Board”) has not responded to FFL’s May 23rd letter, highlighting the numerous reasons why FFL believes DHC shareholders should reject the proposed merger with OPI. The Board has also failed to respond to any of FFL’s merger-related questions raised ahead of the Company’s Annual Meeting of Shareholders on June 5th.

At the Special Meeting, which has yet to be scheduled, FFL intends to vote its DHC shares AGAINST the proposed merger with OPI, as well as the adjournment proposal, to protect the long-term value and interests of all Company stakeholders. FFL’s preliminary proxy statement details its serious concerns with DHC’s value-destructive proposed merger with OPI, including FFL’s belief that:

•	The proposed merger dramatically undervalues DHC. DHC’s high-quality assets, including its senior housing operating portfolio, are worth at least $5 billion and support trading prices between $9 and $10 per share. Therefore, the proposed merger’s contemplated $1.13 per share takeover price represents nearly an 89% discount to DHC’s intrinsic value. It is also dramatically lower than the all-cash $4 per share bid rejected by this same Board as “inadequate” in May 2022.

•	The proposed merger’s 0.147x exchange ratio is based on an artificially inflated OPI share price. Had the companies negotiated the transaction based on (1) trading prices reflecting OPI’s dividend cut, which was announced the same day as the proposed merger announcement, and (2) DHC’s $5 billion asset value, the exchange ratio would be substantially higher in favor of DHC shareholders. OPI openly expects to record a $3.5 billion gain from this lopsided merger transaction.[1]

1 The Form S-4/A for the proposed merger filed by OPI on June 7, 2023 supports our view, disclosing that OPI expects to receive approximately $3.79 billion of DHC assets in exchange for just $218.4 million in consideration.

•	DHC’s own projections indicate that senior housing properties are set for a sizeable rebound. In 2024 and 2025, DHC expects to outperform its 2023 consolidated Net Operating Income by 55% and 101%, respectively, primarily driven by a sharp recovery in its senior housing operating portfolio. Yet, the fairness opinion DHC relies upon to justify the insufficient takeover price improperly uses severely depressed 2023 EBITDA, effectively ignoring the Company’s bright future as evidenced by its own projections.

•

DHC Managing Trustee and The RMR Group LLC (“RMR”) Chief Executive Officer Adam D. Portnoy’s recent purchases of DHC stock suggest a higher valuation than the proposed merger. Mr. Portnoy recently bought DHC stock at a 48% premium to what DHC shareholders are being asked to accept in the proposed merger.[2]

•	DHC should not be saddled with OPI’s failing commercial office property assets and deteriorating balance sheet. Relative to other office REITs, OPI is more negatively exposed due to its focus on single-tenant buildings, which leads to an inability to counter tenant downsizing and to tenant leverage in negotiating lease terms, tenant improvements, and owner-funded capital expenditures. Equally troubling, OPI has bonds at coupon rates of 2% to 4% maturing in 2024-2027, with $1 billion of these bonds coming due in the next 19 months.[3] These bonds currently trade at distressed levels, indicating that OPI will struggle to refinance its bonds absent the merger.

•	The proposed merger terms benefit OPI and RMR– at DHC’s direct expense. OPI will gain access to DHC’s valuable assets from which it will seek to raise $1 billion in government-sponsored enterprise debt, offset its declining cash flows, and stave off an otherwise likely bankruptcy filing. At the same time, RMR, which is the external manager for both REITs, will continue to collect significant fees as the external manager for the post-merger entity despite disastrous results for DHC shareholders under RMR’s stewardship over the past several years.

•	DHC’s recent “going concern” assertions are a red herring. The Company’s “going concern” disclosures were not made until after the proposed merger was announced and after the Company became “aware that several law firms have indicated that they are investigating the [proposed] merger and related matters….” This hardly seems to be a coincidence, especially considering RMR told investors in a March 2023 presentation that its management fees derived from DHC – projected largely on the Company’s ability to satisfy its debt – are safe.

•	There are no strategic, cost-saving merits or synergies to the proposed merger. Estimated synergies from the proposed merger are a mere $3 million, or 0.22% of the combined company expenses.[4] This cements the complete lack of financial rationale for the transaction, other than enriching RMR, OPI, and the respective company’s advisors.

2 See Form 4 filed by Adam D. Portnoy for DHC (June 6, 2023); Form 4 filed by Adam D. Portnoy for DHC (June 1, 2023). Calculated based on the weighted average daily premium for purchases made by Mr. Portnoy from May 30, 2023 – June 6, 2023.

3 See OPI & DHC Merger Joint Conference Call Script at page 7; Form 10-Q for the quarterly period ending March 31, 2023, Office Properties Income Trust at page 17.

4 Form S-4/A for the proposed merger filed by OPI on June 7, 2023.

•	DHC has vastly superior alternatives for addressing its 2024 debt maturities. DHC’s $450 million revolving credit facility lenders are, per the Company’s financial statements, supported by over $1 billion in collateral, so an extension of the revolver past January 2024 should be readily achievable – just as it has been in the past. DHC’s $250 million note maturity can be easily addressed through targeted asset sales including, but not limited to: 27 senior housing facilities under triple net lease valued at ~$267 million, wellness centers, including six Life Time Fitness facilities valued at ~$160 million, and equity stakes in two joint ventures that DHC carries on its balance sheet, valued at ~$153 million.

In advance of the Special Meeting, FFL intends to file a definitive proxy statement and send proxy materials to DHC shareholders. Shareholders are not required to take any action at this time.

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About Flat Footed

Flat Footed LLC is a special situation, value-oriented investment management firm focused on leveraged, asset-heavy companies with complex capital structures. The Flat Footed LLC team has cumulatively managed $2.8 billion since founding their first fund together in 1999. For more information, visit www.flatfootedllc.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Flat Footed LLC, a Delaware limited liability company (“Flat Footed”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with its opposition to proposals to be presented at the special meeting of shareholders of Diversified Healthcare Trust, a Maryland corporation (the “Company”).

FLAT FOOTED STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Flat Footed and Marc Andersen.

As of the date hereof, the participants in the proxy solicitation beneficially own 22,439,900 common shares of beneficial interest, $0.01 par value per share, of the Company (the “DHC Common Shares”). As of the date hereof, as the investment manager of FF Hybrid LP, GP Recovery Fund LLC and Flat Footed Series LLC (collectively, the “Funds”), Flat Footed may be deemed to beneficially own the 22,439,900 DHC Common Shares held by the Funds. Mr. Andersen, as the Managing Member of Flat Footed, may be deemed to beneficially own the 22,439,900 DHC Common Shares held by the Funds.

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Contacts

For Investors:

Flat Footed LLC

ir@flatfootedllc.com

Okapi Partners LLC

Mark Harnett

(212) 297-0720

mharnett@okapipartners.com

For Media:

Longacre Square Partners

Greg Marose / Charlotte Kiaie, 646-386-0091

FFL@longacresquare.com

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